                                                                       Exhibit 9


                         ============================



                             ACQUISITION AGREEMENT


                                    between


                         HARRY'S FARMERS MARKET, INC.


                                      AND


                         HFMI ACQUISITION CORPORATION


                            Dated January 31, 1997




                         ============================

                               TABLE OF CONTENTS
                               -----------------

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ARTICLE I

     CERTAIN DEFINITIONS.................................................      2
       Section 1.1.    Definitions.......................................      2

ARTICLE II

     SALE OF WORLDWIDE ASSETS.............................................     7
       Section 2.1.    Sale of Worldwide Assets to Newco..................     7
       Section 2.2.    Consideration......................................     7
       Section 2.3.    Trust A............................................    10
       Section 2.4.    Transfer Treatment.................................    10

ARTICLE III

     CLOSINGS AND DELIVERIES..............................................    10
       Section 3.1.    Closing............................................    10
       Section 3.2.    Actions by HFMI at the Closing.....................    10
       Section 3.3.    Actions by Newco at the Closing....................    12

ARTICLE IV

     RELATED MATTERS......................................................    13
       Section 4.1.    Related Agreements.................................    13
       Section 4.2.    Actions by HFMI prior to Closing...................    13

ARTICLE V

     REPRESENTATIONS AND WARRANTIES OF HMFI...............................    14
                       Section 5A.1.    Corporate Organization............    14
                       Section 5A.2.    Authority; Authorization and
                                         Validity of Agreement............    14
                       Section 5A.3.    No Conflict or Violation..........    15
                       Section 5A.4.    Consents and Approvals............    16
                       Section 5A.5.    No Material Adverse Change........    16
                       Section 5A.6.    Intellectual Property.............    16
                       Section 5A.7.    Compliance with Law...............    18
                       Section 5A.8.    Litigation........................    18
                       Section 5A.9.    Investment Purpose; Legend........    19
                       Section 5A.10.   Disclosure........................    19


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                       Section 5A.11.   Brokers...........................    19
                       Section 5A.12.   Prevention or Delay of the
                                         Contemplated Transactions........    20
                       Section 5B.1.    Authorization.....................    20
                       Section 5B.2.    No Violation......................    20
                       Section 5B.3.    Litigation........................    21
                       Section 5B.4.    Consents..........................    21
                       Section 5B.5.    Title.............................    21

ARTICLE VI

     REPRESENTATIONS AND WARRANTIES OF NEWCO..............................    22
       Section 6.1.    Corporate Organization.............................    22
       Section 6.2.    Authority; Authorization and Validity of
                        Agreements........................................    22
       Section 6.3.    No Conflict or Violation...........................    23
       Section 6.4.    Consent and Approvals..............................    23
       Section 6.5.    Capital Stock and Related Matters..................    24
       Section 6.6.    Authorization and Validity of the Shares of
                        Newco Common Stock................................    24
       Section 6.7.    Operations of Newco................................    25
       Section 6.8.    Disclosure.........................................    25
       Section 6.9.    Brokers............................................    25
       Section 6.10.   Prevention or Delay of the Contemplated
                        Transactions......................................    25

ARTICLE VII

     OTHER AGREEMENTS AND COVENANTS OF THE PARTIES........................    25
       Section 7.1.    Certain Actions....................................    25
       Section 7.2.    Reasonable Best Efforts............................    26
       Section 7.3.    Further Assurances.................................    27
       Section 7.4.    Public Announcements...............................    27
       Section 7.5.    Notification of Certain Matters....................    27
       Section 7.6.    Obligations of Newco...............................    28
       Section 7.7.    HFMI Board Observer................................    28
       Section 7.8.    Acquisition Agreement..............................    30
       Section 7.9.    Utilization of Intellectual Property...............    30
       Section 7.10.   HFMI Refinancing...................................    30

ARTICLE VIII

     CONDITIONS TO THE OBLIGATIONS OF NEWCO AND HFMI......................    31
       Section 8.1.    Mutual Conditions..................................    31
       Section 8.2.    Conditions to the Obligations of Newco.............    32
       Section 8.3.    Conditions to the Obligations of HFMI..............    33
       Section 8.4.    Certificate of Newco...............................    34



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                                                                            ----
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ARTICLE IX

     TERMINATION; FEES AND EXPENSES.......................................    34
       Section 9.1.    Termination........................................    34

ARTICLE X

     SURVIVAL AND INDEMNIFICATION.........................................    37
       Section 10.1.   Survival of Representations and Agreements.........    37
       Section 10.2.   Statements as Representations......................    37
       Section 10.3.   Indemnification by HFMI............................    37
       Section 10.4.   Indemnification by Newco...........................    39
       Section 10.5.   Conditions of Indemnification......................    39
       Section 10.6.   Limitation on Indemnification......................    41

ARTICLE XI

     MISCELLANEOUS                                                            42
       Section 11.1.   Fees and Expenses..................................    42
       Section 11.2.   Headings...........................................    42
       Section 11.3.   Notices............................................    42
       Section 11.4.   Assignment.........................................    43
       Section 11.5.   Complete Agreement.................................    43
       Section 11.6.   Severability.......................................    44
       Section 11.7.   Amendments; Waivers................................    44
       Section 11.8.   Parties in Interest................................    44
       Section 11.9.   Counterparts.......................................    44
       Section 11.10.  Specific Performance...............................    45
       Section 11.11.  Interpretation.....................................    45
       Section 11.12.  Brokers, Finders...................................    45
       Section 11.13.  Governing Law......................................    46
       SECTION 11.14.  Jurisdiction and Waiver............................    46

                             ACQUISITION AGREEMENT


       ACQUISITION AGREEMENT, dated January 31, 1997 (the "Agreement"), by and among HARRY'S FARMERS MARKET, INC., a Georgia corporation ("HFMI"),and HFMI ACQUISITION CORPORATION, a Delaware corporation ("Newco").

                                R E C I T A L S

       (a) Pursuant to a Trust Agreement dated as of the date hereof (the "Trust Agreement") between HFMI and Wilmington Trust Company, a Delaware banking corporation, as Trustee, (the "Trustee") HFMI has established the HFMI Trust pursuant to the Delaware Business Trust Act, as amended.

       (b) Pursuant to the Transfer Agreement dated as of the date hereof (the "Transfer Agreement") between and among HFMI, the Trust and Newco, and the Assignment of Intellectual Property, dated as of the date hereof and attached as Exhibit A to the Transfer Agreement (the "Assignment of Intellectual Property"), HFMI will transfer, assign and contribute to the Trust on the date hereof, and from time to time hereafter, all of its right, title and interest worldwide in and to the Intellectual Property (as defined in the Trust Agreement).

       (c) Pursuant to the Trust Agreement, the HFMI Trust shall issue to HFMI on the date hereof the Worldwide Class Owner Certificate (as defined in the Trust Agreement) representing the Worldwide Class Intellectual Property (as defined in the Trust Agreement) and the Georgia Class Owner Certificate (as defined in the Trust

Agreement) representing the Georgia Class Intellectual Property (as defined in the Trust Agreement), together with Newco License and the HFMI License.

       (d) HFMI has agreed to transfer to Newco the Worldwide Class Owner Certificate, together with the Newco License.

       (e) Pursuant to an Administration and Servicing Agreement dated as of the date hereof (the "Administration and Servicing Agreement") between and among the Trust, Newco and HFMI, Newco has agreed to perform certain services for and on behalf of the Trust with respect to certain matters involving the Intellectual Property.

       (f) Newco and HFMI wish to provide for certain other agreements which are related to the foregoing transactions.

       NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS
                              -------------------

       Section 1.1. Definitions. As used in this Agreement, each of the following terms shall have the following meaning:

       "Administration and Servicing Agreement" shall have the meaning set forth in recital (e).

"Affiliate" shall mean, with respect to a specified person, a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the person specified.

       "Assignment of Intellectual Property " shall have the meaning set forth in recital (b) of this Agreement.

       "Business" shall mean all of the business activities of HFMI and its Affiliates.

       "Cash Consideration" shall have the meaning set forth in Section 2.2 of this Agreement.

       "Closing" shall mean the closing of the transactions contemplated by
Article III hereof.

       "Closing Date" shall mean the date referred to in Section 3.1 hereof.

       "Code" has the meaning given in Section 2.4.

       "Consideration" shall have the meaning assigned to such term in Section 2.2.

       "Disclosure Schedule" shall mean the document delivered by HFMI to Newco simultaneously with the execution of this Agreement containing the information required to be included therein pursuant to this Agreement.

       "Georgia Class Owner Certificate" shall have the meaning assigned to such term in the Trust Agreement.

       "Georgia Class Interests" shall have the meaning assigned to such term in the Trust Agreement.

       "Georgia Class Intellectual Property" shall have the meaning assigned such term in the Trust Agreement.

       "Governmental Body" shall mean any agency, division or subdivision of the government of the United States or of any state, city, territory, municipality, county or town thereof, or of any foreign jurisdiction.

       "HFMI License" shall have the meaning assigned to such term in the Trust Agreement.

       "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       "Intellectual Property" shall have the meaning assigned to such term in the Trust Agreement.

       "Lien" shall mean any mortgage, pledge, security interest, lien (statutory or other) or conditional sale agreement or other encumbrance.

       "Material Adverse Effect" has the meaning set forth in Section 5A.6 of this Agreement.

       "Newco Common Stock" shall mean shares of Common Stock, par value $0.01 share, of Newco.

       "Newco License" shall have the meaning assigned to such term in the Trust Agreement.

       "Operating Materials" shall mean true and complete copies of all of the documents, computerized records and other materials of or relating to the Intellectual Property which are necessary for Newco (or its Affiliates) to make worldwide use of the Worldwide Class Intellectual Property in the operation of a business substantially similar to the Business, including, without limitation, sales, advertising, marketing and promotional literature and other sales-related material, sourcing, production and manufacturing documents and records, supplier lists, recipes, specifications, bills of material and prototypes.

       "Owner Certificates" shall have the meaning assigned to such term in the Trust Agreement.

       "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

       "Related Agreements" shall mean the Trust Agreement, the Transfer Agreement, the Administration and Servicing Agreement, the Newco License and the HFMI License.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Share Consideration" shall have the meaning set forth in Section 2.2.

       "Taxes" shall mean all taxes, charges, fees, levies, imposts, duties or other assessments of any nature whatsoever imposed by or payable to any federal, state, local, or foreign taxing authority, including, without limitation, any gross income, net income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, customs, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer and gains taxes, together with all interest, penalties and additions imposed with respect to such amounts.

       "Transaction Agreement" shall have the meaning set forth in Section 6.7 of this Agreement.

       "Transfer Agreement" shall have the meaning set forth in recital (b) of this Agreement.

       "Trust" shall mean the trust established under the Trust Agreement pursuant to the Delaware Business Trust Act.

       "Trust Agreement" shall have the meaning set forth in recital (a) of this Agreement.

       "Trustee" shall mean Wilmington Trust Company, as trustee under the Trust.

       "Worldwide Assets" has the meaning set forth in Section 2.1 of this Agreement.

       "Worldwide Class Owner Certificate" shall have the meaning assigned to such term in the Trust Agreement.

       "Worldwide Class Intellectual Property" shall have the meaning assigned to such term in the Trust Agreement.

       "Worldwide Class Interests" shall have the meaning assigned to such term in the Trust Agreement.

       "Worldwide Series Estate" shall have the meaning assigned to such term in the Trust Agreement.

                                  ARTICLE II

                           SALE OF WORLDWIDE ASSETS
                           ------------------------

       Section 2.1. Sale of Worldwide Assets to Newco. Subject to the terms and upon the conditions of this Agreement and in reliance upon the representations, warranties and agreements of Newco contained herein, at the Closing, following the execution and delivery of the Related Agreements, as provided in Section 4.1, and the completion by HFMI of the actions to be taken by HFMI under Section 4.2, HFMI will cause to be issued, sold and delivered to Newco, and Newco will acquire all right, title and interest in and to the Worldwide Class Owner Certificate, representing the Worldwide Series Estate, the Worldwide Class Interests and the Worldwide Class Intellectual Property (the "Worldwide Assets"), free and clear of any Lien.

       Section 2.2. Consideration. Subject to the terms and upon the conditions of this Agreement, in reliance on the representations, warranties and agreements of HFMI contained herein, and as the full purchase price and consideration for the Worldwide Assets, Newco (i) will pay to HFMI cash consideration of One Million Five Hundred Thousand dollars (the "Cash Considerations") as provided in clause (a) below, and (ii) will issue to HFMI that number of shares of Newco Common Stock (the "Share Consideration" and, together with the Cash Consideration, the "Consideration") as provided in clauses (b) and (c) below.

       (a) At the Closing, Newco will pay the Cash Consideration to HFMI by, either wire transfer or bank check at the direction of HFMI, made payable to HFMI or at HFMI's order.

       (b) At the Closing, Newco will issue to HFMI 712.3746 shares of Newco Common Stock, which will as of the Closing constitute two and one-half percent (2-1/2%) of the Newco Common Stock on a fully diluted basis, taking into account
(i) all shares of outstanding Newco Common Stock and (ii) all shares of Newco Common Stock issuable upon the exchange or conversion of outstanding debt, stock or other securities of Newco ("Convertible Instruments") and (iii) all shares of Newco Common Stock issuable upon the exercise of outstanding options (other than unvested employee options), warrants or similar rights to acquire Newco Common Stock ("Options") (a "Fully Diluted Basis").

       (c) Upon the issuance by Newco, after the Closing, of any shares of Newco Common Stock (other than pursuant to Convertible Instruments or Options outstanding as of the Closing) or any Convertible Instrument or Option, Newco will issue to HFMI an additional number of shares of Newco Common Stock such that the aggregate number of shares of Newco Common Stock issued to HFMI under clause (a) and (b) of this Section 2.2 (including such additional shares) will constitute two and one-half percent (2-1/2%) of the Newco Common Stock on a Fully Diluted Basis; provided, however, that the obligation of Newco to issue such additional shares of Newco Common Stock shall not apply to (i) the first issuance (the "Threshold Issuance") of Newco Common Stock for cash in an amount in excess of $1,000,000 at

Transaction Price (as defined below) per share of Newco Common Stock which, when multiplied by the number of shares of Newco Common Stock immediately prior to the Threshold Issuance on a Fully Diluted Basis, shall equal or exceed $100,000,000, and (ii) any issuance of Newco Common Stock, Convertible Instrument or Option made on or after the date of the Threshold Issuance. The "Transaction Price" of an issuance of Newco Common Stock shall mean the cash price per share of Newco Common Stock received by Newco for such issuance; provided that, if persons other than affiliates of Newco are not purchasing at least $1,000,000 of Newco Common Stock for cash, the Transaction Price shall be
(i) the cash price per share of Newco Common Stock received by Newco for such issuance only if such price shall equal or exceed the fair market value of the Newco Common Stock as reflected in a contemporaneous valuation analysis provided to HFMI by Newco and HFMI shall not have objected to such valuation analysis within ten business days after its receipt of such analysis or (ii) the fair market value of the Newco Common Stock as determined by a nationally recognized, independent valuation firm (which shall include professionals employed by a "Big 6" accounting firm) retained by Newco for the purpose of performing such valuation which valuation shall be conclusive absent manifest error.

       (d) Upon the granting by Newco to either Saad J. Nadhir or Scott A. Beck of any antidilution rights with respect to the issuance of additional Newco Common Stock, Newco will grant to HFMI comparable antidilution rights.

       (e) At the Closing, Newco will enter into a registration rights agreement with HFMI in the form set forth as Exhibit A.

       Section 2.3. Trust Agreement Counterpart. Subject to the terms and upon the conditions of this Agreement and in reliance upon the representations, warranties and agreements of HFMI contained herein, at the Closing, Newco shall execute and deliver to the Trustee (and HFMI shall acknowledge) a counterpart of the Trust Agreement relating to Newco's ownership upon and following the Closing, of the Worldwide Class Owner Certificate and the rights thereunder.

       Section 2.4. Transfer Treatment. It is intended that the transfer of the Worldwide Assets to Newco in exchange for the Consideration be treated as a tax-free exchange under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") or any similar provision as may apply for state and local purposes. HFMI and Newco hereby agree not to take a position inconsistent with such treatment under Section 351, including any position on any tax return or in any tax examination.

                                  ARTICLE III

                            CLOSINGS AND DELIVERIES
                            -----------------------

       Section 3.1. Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place on January 31, 1997, at 10:00 a.m. (Atlanta time), at the offices of Sutherland, Asbill & Brennan, L.L.P., 999 Peachtree Street, N.E., Atlanta, Georgia 30309-3996, unless another time or place is agreed to by the parties.

       Section 3.2. Actions by HFMI at the Closing. At the Closing, HFMI is (i) entering into the Related Agreements to which it is a party and has not previously entered into, executed and delivered and (ii) delivering or causing to be delivered to Newco, unless previously delivered, the following:

            (a)  the Worldwide Class Owner Certificate;

            (b) the Newco License, and any and all instruments or documents required under applicable law to be executed by HFMI transferring all of HFMI's right, title and interest in and to the Newco License to Newco;

            (c) certified copies of resolutions duly adopted by HFMI's Board of Directors, authorizing and approving the execution, delivery and performance of this Agreement, the Related Agreements to which HFMI is a party and each other agreement or instrument required to be executed and delivered by HFMI pursuant to this Agreement;

            (d) the opinion of outside counsel to HFMI, dated the Closing Date, in the form set forth on Schedule I hereto;

            (e) certificates, in form and substance satisfactory to counsel to Newco, from the Secretary of State of the State of Georgia, evidencing the existence of HFMI and its good standing as a corporation organized under the laws of the State of Georgia;

            (f) all certificates of the Chief Executive Officer of HFMI, executed on behalf of HFMI, identified in Section 8.2; and

            (g) all other documents, instruments and other items reasonably requested by Newco to be delivered by HFMI at the Closing in connection with the transactions contemplated hereby.

            Furthermore, HFMI shall deliver to Newco, at the Closing or at such other reasonable times and places as Newco shall request, any or all of the Operating Materials.

       Section 3.3. Actions by Newco at the Closing. At the Closing, Newco is
(i) entering into the Related Agreements to which it is a party and has not previously entered into, executed and delivered and (ii) delivering or causing to be delivered to HFMI, unless previously delivered, the following:

            (a) the Cash Consideration by wire transfer or bank check and the Share Consideration, by delivery to HFMI of a stock certificate or stock certificates for the number of shares of Newco Common Stock representing the Consideration, registered in the name of HFMI;

            (b) certified copies of resolutions duly adopted by the Board of Directors of Newco authorizing and approving the execution, delivery and performance of this Agreement, the Related Agreements to which Newco is a party and each other agreement required to be executed and delivered by Newco pursuant to this Agreement;

            (c) certificates, in form and substance satisfactory to counsel to HFMI, from the Secretary of State of the State of Delaware, evidencing the existence of Newco and its good standing as a corporation organized under the laws of the State of Delaware;

            (d) all certificates of the Chief Executive Officer of Newco, executed on behalf of Newco, identified in Section 8.3; and

            (e) all other documents, instruments and other items reasonably requested by HFMI to be delivered by Newco at the Closing in connection with the transactions contemplated hereby.

                                  ARTICLE IV

                                RELATED MATTERS
                                ---------------

       Section 4.1. Related Agreements. At the Closing, the parties hereto shall, and the other persons indicated below are expected to, enter into the following agreements to the extent they have not previously done so, as provided below:

            (a) HFMI and the Trustee are entering into the Trust Agreement and Newco is executing a counterpart thereof;

            (b) HFMI, Newco and the Trust are entering into the Transfer Agreement;

            (c) HFMI, the Trust and Newco are entering into the Administration and Servicing Agreement;

            (d) the Trust and Newco are entering into the Newco License; and

            (e) the Trust and HFMI are entering into the HFMI License.

       Section 4.2. Actions by HFMI prior to Closing. In order to effectuate the transactions contemplated by this Agreement and the Related Agreements, HFMI agrees that at or prior to the Closing, it shall (i) enter into the Trust Agreement and establish the Trust and enter into the Transfer Agreement, whereby it will assign the

Intellectual Property to the Trust; (ii) cause the Trust to issue to it, the Worldwide Class Owner Certificate, representing the Worldwide Class Interests and the Georgia Class Owner Certificate representing the Georgia Class Interests; (iii) cause the Trust to grant to it the Newco License and the HFMI License; and (iv) file, or cooperate with Newco, as Servicer, to file (at or immediately following the Closing) assignments and new applications, if any, in the name of the Trust in the United States Patent and Trademark Office for any and all trademarks included as part of the Intellectual Property and any state, local, foreign or other Federal Filings required to be made in relation thereto.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF HMFI
                    --------------------------------------

       A. HFMI hereby represents and warrants to Newco, with respect to HFMI, as follows:

       Section 5A.1. Corporate Organization. HFMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. True, accurate and complete copies of the Articles of Incorporation and Bylaws of HFMI as in effect on the date hereof, including all amendments thereto, have heretofore been delivered or made available to Newco.

       Section 5A.2. Authority; Authorization and Validity of Agreement. HFMI has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of HFMI's obligations here under and thereunder have been duly authorized by all necessary corporate action by the Board of Directors and shareholders of HFMI, and no other corporate proceedings on the part of HFMI are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by HFMI and each of the Related Agreements to which it is a party have been duly executed by HFMI and this Agreement constitutes, and each of the Related Agreements to which it is a party constitute, its valid and binding obligation, enforceable against it in accordance with their respective terms.

       Section 5A.3. No Conflict or Violation. The execution, delivery and performance by HFMI of this Agreement and the Related Agreements to which it is a party do not and will not (i) violate or conflict with any provision of the Articles of Incorporation or By-laws of HFMI, (ii) violate any law, statute, rule or regulation, or any order, writ, judgment or decree of any court or other Governmental Body, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration), or result in the creation of any Lien upon any of the Worldwide Assets, under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument or obligation to which HFMI or any of its Affiliates is a party or by which any of them or their respective assets may be bound.

       Section 5A.4. Consents and Approvals. Except for such filings, permits, authorizations, consents and approvals as may be required under the HSR Act and federal and state securities laws and by the U.S. Patent and Trademark Office and foreign Governmental Bodies having jurisdiction over intangible property, the execution, delivery and performance of this Agreement and the Related Agreements to which it is or will be a party do not require, on the part of HFMI, the consent or approval of, or filing with, any Governmental Body or any third party.

       Section 5A.5. No Material Adverse Change. During the period from January 31, 1996 to the date hereof, there has not been any change, event or effect in, on or relating to the business, assets (including, without limitation, the Intellectual Property), condition (financial or otherwise), prospects or results of operations of HFMI which could not reasonably be expected to be materially adverse (a "Material Adverse Effect") to the Intellectual Property or HFMI's (or the Trust's) ownership thereof.

       Section 5A.6.  Intellectual Property.

            (a) Exhibit D to the Trust Agreement sets forth a complete and accurate list of all the intangible property owned by HFMI (or the Trust) and required in order for HFMI and its Affiliates to operate the Business as currently contemplated to be conducted. The Worldwide Intellectual Property will, at Closing, constitute all of the intangible property necessary for Newco to operate a business substantially similar to the Business, in the manner the business has been, or is contemplated by HFMI to be, conducted. Exhibit D to the Trust Agreement also sets forth, for each registered trademark, trademark registration and application, copyright and copyright registration and application of HFMI with respect thereto; the country of such registration or application; the registration or application number; the registration or filing date; and the class of goods covered by such registration or application as it relates to trademark filings. Except as set forth in Section 5A.6 of the Disclosure Schedule, HFMI owns the Intellectual Property free and clear of any Liens and free and clear of any licenses and sublicenses to any third parties. All trademark and service mark registrations and applications, and all patents, patent applications, copyright registrations and applications included in the Intellectual Property are recorded in the name of HFMI to the extent they have been recorded (except to the extent they have been recorded in the name of the Trust, as contemplated hereby).

            (b) All of the Intellectual Property is valid, subsisting in full force and effect, and enforceable and no registration or application therefor has lapsed, expired, or been abandoned or canceled or is the subject of any pending or threatened opposition or cancellation proceeding before any trademark, copyright or patent office or other registration authority over intangible property in any jurisdiction. HFMI is not aware of any claims pending before any Governmental Body or threatened by any third party anywhere in the world challenging (i) the registrability, validity or enforceability of the Intellectual Property, (ii) HFMI's ownership rights therein or (iii) HFMI's use of the material Intellectual Property on the grounds that such use violates the legitimate rights of a third party. All United States trademarks for which there is a registration or application for registration have been in continuous use by HFMI from the date of first use alleged in any registration or application for registration, and such use continues to the date hereof and inures to the benefit of HFMI. To the best of HFMI's knowledge neither HFMI's use of the Intellectual Property nor HFMI's conduct of the Business, infringes upon the legitimate proprietary rights of any third party and there are no material infringement actions being taken or contemplated to be taken against third parties for infringement of the Intellectual Property.

       Neither HFMI nor any of its Affiliates has entered into any consents, consent decrees, indemnifications, forbearances to sue, or settlement agreements with any third party relating to the Intellectual Property adversely affecting to any degree or restricting to any degree any rights of HFMI (and the Trust and Newco hereunder) with respect to the Intellectual Property.

       Section 5A.7. Compliance with Law. HFMI and each of its Affiliates has complied with all laws, regulations, orders or other legal requirements, and is not in default with respect to any material order, writ, judgment, award, injunction or decree of any national, state or local court or other Governmental Body or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of the assets, properties or operations with respect thereto, with which failure to comply or default could reasonable be expected to adversely affect the Intellectual Property or HFMI's (or the Trust's) ownership thereof.

       Section 5A.8. Litigation. Section 5A.8 of the Disclosure Schedule sets forth all claims, actions, suits, proceedings, or investigations pending or, to HFMI's knowledge, threatened, before any arbitration or other tribunal, or any federal or state court or Governmental Body brought against HFMI or any of its Affiliates relating to the Intellectual Property. None of the matters listed in Section 5A.8 of the Disclosure Schedule could reasonably be expected to have a Material Adverse Effect on the Intellectual Property or HFMI's (or the Trust's) ownership thereof.

       Section 5A.9. Investment Purpose; Legend. HFMI will acquire the shares of Newco Common Stock to be issued by Newco pursuant to the terms hereof for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. HFMI agrees that all certificates representing the shares of Newco Common Stock shall bear a legend to the effect that such securities have not been registered under the Securities Act or the securities laws of any state and neither such securities nor any interest therein may be sold or otherwise transferred in the absence of such registration or an exemption thereunder.

       Section 5A.10. Disclosure. Except as set forth in Section 5A.10 of the Disclosure Schedule, to the best of HFMI's knowledge, the information listed on the Disclosure Schedule or by HFMI on any schedule, exhibit or annex to this Agreement or any Related Agreement is or was not inaccurate in any material respect at the time it was made in light of the circumstances under which it was made. HFMI has not knowingly failed to disclose to Newco any facts or circumstances which would reasonably be expected to have a Material Adverse Effect on the Intellectual Property or HFMI's, the Trust's or Newco's ownership thereof.

       Section 5A.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby or by the Related Agreements based upon arrangements made by or on behalf of HFMI.

       Section 5A.12. Prevention or Delay of the Contemplated Transactions. No change, event, effect or circumstance has occurred or exists relating to HFMI that could reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or the performance by HFMI of its obligations under this Agreement.

       B. HFMI represents and warrants to Newco, with respect to the Trust, as follows:

       Section 5B.1. Authorization. As of the Closing Date, the Trust Agreement shall have been duly authorized by HFMI and shall constitute a valid and binding agreement of HFMI. The Owners Certificates representing the Worldwide Class Interests and the Georgia Class Interests, and the Newco License and HFMI License, and shall have been duly authorized, duly and validly executed in accordance with the Trust Agreement and delivered and granted to HFMI and shall have been validly issued and outstanding and entitled to the benefits of the Trust Agreement.

       Section 5B.2. No Violation. (a) As of the Closing Date, the Trust shall not be in violation of its organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or instrument to which it is a party or by which it is bound, which violation or default could affect interests held by (i) the Trust in the Intellectual Property, or

(ii) HFMI in the Worldwide Class Interests, the Georgia Class Interests, the Newco License or the HFMI License.

            (b) The authorization, execution, delivery and performance of the Trust Agreement and the consummation of the transactions contemplated thereby will not result in a breach or violation of any of the terms and provisions of the Trust Agreement, or constitute a default under, any statute, order, rule or regulation of any Governmental Body having jurisdiction over the Trust or any agreement, indenture or instrument to which the Trust is a party or by which the Trust is bound.

       Section 5B.3. Litigation. As of the Closing Date, there shall be no action, suit or proceeding before or by any court or Governmental Body pending or, to the knowledge of HFMI, threatened, against the Trust.

       Section 5B.4. Consents. Except for filings in the U.S. Patent and Trademark Office and filings in the appropriate trademark offices in state and/or foreign jurisdictions, no consent, approval, authorization or order of, or filing with, any court or Governmental Body or any third party is required to be obtained or made by the Trust in connection with the consummation of the transactions contemplated by this Agreement, including the issuance of the Owner Certificates or the granting of the Newco License or the HFMI License.

       Section 5B.5. Title. As of the Closing Date, HFMI shall have good, valid and marketable title to the Owner Certificates representing the Worldwide Class Interests and the Georgia Class Interests, free and clear of any Lien, and all rights as licensee in and to the Newco License and the HFMI License.

                                  ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF NEWCO


       Newco hereby represents and warrants to HFMI as follows:

       Section 6.1. Corporate Organization. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. True, accurate and complete copies of the Restated Certificate of Incorporation and Bylaws of Newco as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to HFMI.

       Section 6.2. Authority; Authorization and Validity of Agreements. Newco has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to issue and deliver the shares of Newco Common Stock constituting the Share Consideration and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the issuance and delivery of the shares of Newco Common Stock constituting the Share Consideration and the performance of Newco's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Board of Directors of Newco, and no other corporate proceedings on the part of Newco are necessary to authorize such execution, issuance, delivery and performance. This Agreement has been, and the Related Agreements to which Newco is a party have been, duly executed by Newco and this Agreement constitutes, and the Related Agreements to which it is a party, constitute its valid and binding obligation, enforceable against it in accordance with their respective terms.

         Section 6.3. No Conflict or Violation. The execution, delivery and performance by Newco of this Agreement, and the Related Agreements to which it is a party, and the issuance and delivery of the shares of Newco Common Stock do not and will not (i) violate or conflict with any provision of the Restated Certificate of Incorporation or Bylaws of Newco, (ii) violate any law, statute, rule or regulation, or any order, writ, judgment or decree of any court or other Governmental Body, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both), except to the extent a waiver or consent has been obtained, a default (or give rise to any right of termination, amendment, cancellation, or acceleration), or result in the creation of any Lien, upon any property of Newco, or under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Newco is a party or by which it or its properties may be bound.

         Section 6.4. Consent and Approvals. Except for such filings, permits, authorizations, consents and approvals as may be required under the HSR Act and federal and state securities laws and with the U.S. Patent and Trademark Office or state or foreign Governmental Bodies having jurisdiction over intangible property, the execution, delivery and performance of this Agreement by Newco and the Related Agreements to which it is a party, and the issuance and delivery of the shares of Newco

Common Stock do not require the consent or approval of, or filing with, any Governmental Body or any third party.

          Section 6.5. Capital Stock and Related Matters. The authorized capital stock of Newco consists of 100,000 shares of Newco Common Stock, of which (giving effect to the issuance of the Newco Common Stock contemplated hereby) 9,379.0416 shares are issued and outstanding on the date hereof, and 50,000 shares of Newco Preferred Stock, of which no shares were issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Newco have been duly authorized and validly issued and are fully paid and nonaccessible. Newco has entered into a secured loan agreement with Parent (the "Loan Agreement"), pursuant to which Parent has the right to acquire, upon conversion of its loan or exercise of the related option, up to 14,782.6087 shares of Newco Common Stock, and Newco has entered into subscription agreements with Scott A. Beck and Saad J. Nadhir pursuant to which each of them has agreed to purchase 2,166.6665 shares of Newco Common Stock, in addition to shares of Newco Common Stock owned by them as of the date hereof (the "Subscription Agreements"). Newco has previously delivered to HFMI true and correct copies of the Loan Agreement and the Subscription Agreements.

         Section 6.6. Authorization and Validity of the Shares of Newco Common Stock to be Issued. As of the Closing Date, the shares of Newco Common Stock to be issued at the Closing shall have been duly authorized by all necessary corporate action on the part of Newco. When issued pursuant to the terms of the

Agreement, the shares of Newco Common Stock will be validly issued and outstanding, fully paid and nonassessable.

       Section 6.7. Operations of Newco. Except for the transactions provided for by this Agreement or otherwise contemplated hereby or by the Transaction Agreement of even date herewith between HFMI and Newco (the "Transaction Agreement"), as of the date hereof and as of the Closing Date, Newco has not and shall not have (as the case may be) conducted any material operations or engaged in any material transactions or entered into any material agreements.

       Section 6.8. Disclosure. Newco has not knowingly failed to disclose to HFMI any facts or circumstances which would have a material adverse effect on Newco.

       Section 6.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby or by the Related Agreements based upon arrange ments made by or on behalf of Newco.

       Section 6.10. Prevention or Delay of the Contemplated Transactions. No change, event, effect or circumstance has occurred or exists relating to Newco that could reasonably be expected to prevent or materially hinder or delay the transactions contemplated by this Agreement or the performance by Newco of its obligations under this Agreement.

                                  ARTICLE VII

                 OTHER AGREEMENTS AND COVENANTS OF THE PARTIES
                 ---------------------------------------------

       Section 7.1. Certain Actions. Each of HFMI and Newco shall refrain from taking any action or agreeing in writing or otherwise to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue or incorrect,
(ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue or incorrect in any material respect or (iii) any of the conditions set forth in
Article VIII not being satisfied.

       Section 7.2. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions to the obligations of the parties under this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings under the HSR Act, with the U.S. Patent and Trademark Office, comparable foreign Governmental Bodies and all other filings with Governmental Bodies, if any) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Body; (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to carry out the purposes of, this Agreement.

       Section 7.3. Further Assurances. After the Closing, HFMI shall, from time to time at the request of Newco and without further cost or expense to Newco, execute and deliver such other instruments of conveyance and transfer and take such other actions as Newco may reasonably request, in order to more effectively consummate the transactions contemplated hereby.

       Section 7.4. Public Announcements. Newco and HFMI will consult and cooperate with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market, Inc. as determined by Newco or HFMI, as the case may be, but only upon the advice of independent counsel.

       Section 7.5. Notification of Certain Matters. Each party shall give prompt notice to the other party of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement that is qualified as to materiality to be untrue or inaccurate or any such representation or warranty not so qualified to be untrue or inaccurate in any material respect, in either case, at or prior to the Effective Time, (ii) any material failure of Newco or HFMI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this
Section 7.5 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 7.6. Obligations of Newco. HFMI agrees that, notwithstanding the consummation of the transactions contemplated hereby and by the Related Agreements, Newco shall not have any obligation to establish, operate or continue any operations of any business or to otherwise exploit or make use of the Worldwide Class Interests or the Newco License.

          Section 7.7. HFMI Board Observer.

          (a) During the period commencing on the date hereof and ending on the earlier of (i) the date of the initial public offering of shares of Newco Common Stock or (ii) the date HFMI owns less than 1% of Newco Common Stock on a Fully Diluted Basis, HFMI shall have the right to have a representative (the "HFMI Observer") attend meetings of the Newco Board of Directors, or any committee thereof, and Newco will permit the HFMI Observer to attend all such meetings as an observer, subject to reasonable limitations on such HFMI observer to permit maintenance of attorney-client privilege. The

HFMI Observer shall not have the right to vote on any matter presented to the Board or any committee thereof. Newco shall give the HFMI Observer notice of such meeting of the Board of Directors or any committee thereof and all written materials and other information given to Newco's directors and committee members in the same manner and at the same time such notices, materials and other information are given to the directors and committee members. If the Board of Directors or any committee thereof proposes to take any action by written consent in lieu of a meeting, Newco shall give written notice thereof to the HFMI Observer prior to the effective date of such consent describing the nature and substance of such action.

       (b) HFMI shall cause the HFMI Observer to keep confidential all confidential information provided to it in its capacity as an observer pursuant to this Section 7.7; provided, however, that the HFMI Observer may disclose such confidential information to HFMI. HFMI shall also be bound by this Section 7.7 confidentiality obligation, except that HFMI may disclose such confidential information to its directors, officers, employees, consultants, advisors and professional representatives who need to know such information so long as prior to disclosing such confidential information to any such person, HFMI shall inform such person of the confidential nature of such information and of HFMI's obligations under this Section 7.7 and direct such person to treat such information confidentially; provided that, in the case of advisors or consultants, such persons shall execute a confidentiality agreement reasonably acceptable to Newco. The confidentiality obligations contained in this Section
7.7 shall not apply to any information which (i) is or becomes generally available to and known by the public (other than as a result of a disclosure by HFMI or the HFMI Observer) or (ii) is or becomes available to HFMI or the HFMI Observer on a non-confidential basis from a source other than Newco.

       Section 7.8. Acquisition Agreement. HFMI hereby acknowledges and agrees that Newco shall not be restricted in any manner whatsoever from processing, preparing, selling, distributing and marketing in Georgia and Alabama any ready-to-heat or ready-to-eat prepared foods under any trademarks other than the trademarks included in the Intellectual Property.

        Section 7.9. Utilization of Intellectual Property. Newco agrees that the development of any business concept involving primarily the retail sale of fresh fruits and vegetables, fresh meats, seafood or bakery (but excluding packaged prepared foods) primarily for take out which utilizes the Intellectual Property, shall be undertaken either by Newco directly or, if by any other party, through transactions with Newco which are on terms not less favorable to Newco than those which could be obtained in an arms length transaction; provided, however, that Newco shall not be obligated to develop any such business concepts.

         Section 7.10. HFMI Refinancing In the event that HFMI refinances the Senior Indebtedness (as defined in the Intercreditor Agreement dated the date hereof between Creditanstalt-Bankverein, an Austrian banking corporation, as agent, and Newco (the "Intercreditor Agreement")), Newco agrees to offer to enter into a form of agreement with the lender providing such refinancing which contains provisions with respect to the transfer of Intellectual Property substantially equivalent to those contained in Section 2(d) of the Intercreditor Agreement; provided Newco shall also be granted the notice, cure and purchase rights contained in Sections 7 and 8 of the Intercreditor Agreement.

                                 ARTICLE VIII

                CONDITIONS TO THE OBLIGATIONS OF NEWCO AND HFMI
                -----------------------------------------------

       Section 8.1. Mutual Conditions. The obligations of each of Newco and HFMI to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

       (a) no statute, rule, regulation, executive order, decree, ruling, injunction or other legal prohibition shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restrains, enjoins or imposes material restrictions on the consummation of the transactions contemplated hereby or by any of the Related Agreements;

       (b) any waiting period applicable to the transaction contemplated hereby or by the Related Agreements under the HSR Act shall have terminated or expired; and

       (c) all governmental or regulatory notices (other than those in connection with the HSR Act) or approvals required with respect to the transactions contemplated hereby and by the Related Agreements shall have been either filed or received, except where the failure to file such notices or receive such approvals, individually or in the aggregate, could not reasonably be expected to have a Material

Adverse Effect on HFMI, Newco or the Intellectual Property or the ownership of the Intellectual Property by HFMI, Newco or the Trust and could not reasonably be expected to adversely affect the ability of Newco or HFMI (as applicable) to consummate such transactions.

       Section 8.2. Conditions to the Obligations of Newco. The obligations of Newco to consummate the transactions contemplated hereby are subject to the fulfillment or waiver by Newco prior to or at the closing of each of the following conditions:

       (a) the representations and warranties of the HFMI set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of HFMI set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Newco shall have received a certificate signed on behalf of HFMI by the chief executive officer of HFMI to such effect;

       (b) each of the obligations of HFMI to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed and HFMI shall have delivered to Newco a certificate signed on behalf of HFMI by the chief executive officer of HFMI to such effect;

       (c) the transactions contemplated by the Transfer Agreement shall have been consummated;

       (d) the Related Agreements to which HFMI is a party shall have been executed and delivered by HFMI;

       (e) the transactions contemplated by the Transaction Agreement required to be performed at or prior to the Closing shall have been consummated;

       (f) the Company shall have obtained the consent, approval or waiver of each non-governmental person whose consent, approval or waiver shall be required in order for each of them to consummate the transactions contemplated hereby, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

       (g) Newco shall have obtained the consent, approval or waiver of each non-governmental person whose consent, approval or waiver shall be required in order for Newco to consummate the transactions contemplated hereby and by the Related Agreements, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Newco;

       (h) HFMI shall have delivered to Newco a certificate, dated the Closing Date, executed on behalf of HFMI, by its Chief Executive officer, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof; and
       (i) Newco shall have received the opinion of outside counsel to HFMI referred to in Article III.

       Section 8.3. Conditions to the Obligations of HFMI. The obligations of HFMI under this Agreement to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

       (a) the representations and warranties of Newco set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Newco set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and HFMI shall have received a certificate signed on behalf of Newco by the chief executive officer of Newco to such effect; and

       (b) each of the obligations of Newco to be performed at or before closing pursuant to the terms of this Agreement shall have been duly performed and Newco shall have delivered to HFMI a certificate signed on behalf of Newco by the chief executive officer of Newco to such effect.

       Section 8.4. Certificate of Newco. Newco shall have delivered to HFMI a certificate, dated the Closing Date, executed on behalf of Newco by its chief executive officer certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.3.

                                                                              35
                                  ARTICLE IX

                        TERMINATION; FEES AND EXPENSES

       Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

       (a) by written consent of Newco and HFMI;

       (b) by either party, if the Closing shall not have occurred on or before February 6, 1997; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

       (c) by either party, if any final order, decree or ruling preventing the consummation of the transactions contemplated hereby shall have been entered by any court of competent jurisdiction or Governmental Body and shall have become final and nonappealable;

       (d) by Newco, (i) in the case of HFMI's representations and warranties set forth in this Agreement that are not qualified as to materiality, upon a material breach by HFMI of any such representation or warranty, or if any such representation or warranty shall have become untrue in any material respect and
(ii) in the case of HFMI's representations and warranties set forth in this Agreement that are qualified as to materiality, upon a breach by HFMI of any such representation or warranty, or if any such representation or warranty shall have become untrue (any, a "Terminating HFMI Breach"), in any case such that the conditions set forth in

Section 8.2(a) could not reasonably be expected to be satisfied within 15 days following such Terminating HFMI Breach upon HFMI's exercise of its reasonable best efforts or such breach has not in any event been cured within 15 days following notification by Newco to HFMI of such Terminating HFMI Breach;

       (e) by HFMI, (i) in the case of Newco's representations and warranties set forth in this Agreement that are not qualified as to materiality, upon a material breach by Newco of any such representation or warranty, or if any such representation or warranty shall have become untrue in any material respect and
(ii) in the case of Newco's representations and warranties set forth in this Agreement that are qualified as to materiality, upon a breach by Newco of any such representation or warranty, or if any such representation or warranty shall become untrue (any, a "Terminating Newco Breach"), in any case such that the conditions set forth in Section 8.3(a) could not reasonably be expected to be satisfied within 15 days following such Terminating Newco Breach upon Newco's exercise of its reasonable best efforts or such Terminating Newco Breach has not in any event been cured within 15 days following notification by HFMI to Newco of such Terminating Newco Breach;

       (f) by Newco, upon the material breach by HFMI of any covenant or agreement of HFMI set forth in this Agreement which is not reasonably capable of being cured within 15 days following such breach upon HFMI's exercise of its reasonable best efforts or, in any event, upon the 15th day following notification by Newco to HFMI of such breach if such breach has not been cured by such 15th day;

       (g) by HFMI, upon the material breach by Newco of any covenant or agreement of Newco set forth in this Agreement which is not reasonably capable of being cured within 15 days following such breach upon Newco's exercise of its reasonable best efforts or, in any event, upon the 15th day following notification by HFMI to Newco of such breach if such breach has not been cured by such 15th day; and

       (h) by Newco, upon the termination of the Transaction Agreement (other than by reason of the default of Newco thereunder).

                                   ARTICLE X

                         SURVIVAL AND INDEMNIFICATION
                         ----------------------------

       Section 10.1. Survival of Representations and Agreements. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

       Section 10.2. Statements as Representations. All statements contained in any certificate and in any schedule delivered pursuant hereto (including the Disclosure Schedule) shall be deemed representations and warranties for all purposes of this Agreement.

       Section 10.3. Indemnification by HFMI. (a) Subject to the terms and conditions of this Article X, HFMI hereby agrees to indemnify, fully defend, save and hold harmless Newco and any Affiliate thereof or any of their directors or officers (the

"Newco Indemnified Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, amounts paid in settlement and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Newco Indemnified Group or any member thereof, directly or indirectly, by reason of or resulting from:

            (i) any and all liabilities or obligations of, or claims against, HFMI (whether absolute, accrued, contingent or otherwise) relating to the Business existing as of the Closing Date or arising out of facts or circumstances existing at or prior thereto, whether or not such claims were known at the time of the Closing;

            (ii) any inaccuracy in, or a breach of, any representation, warranty, covenant or agreement of HFMI contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach;

            (iii) any and all liabilities, direct or indirect, absolute or contingent, for Taxes or related claims asserted against the Newco Indemnified Group or any member thereof (A) with respect to any sales or other transfer taxes which may be payable in connection with any sale, conveyance, assignment, transfer and delivery made pursuant to this Agreement or (B) with respect to any Taxes relating to the operations or properties of the Business; or

            (iv) the failure by HFMI to comply with any "bulk sales" law under the Uniform Commercial Code applicable to the transactions contemplated by this Agreement.

       (b) Each matter for which HFMI has agreed to provide indemnification pursuant to Section 10.3(a) hereof is hereinafter referred to individually as a "Claim" and collectively as the "Claims".

       Section 10.4. Indemnification by Newco. (a) Subject to the terms and conditions of this Article X, Newco hereby agrees to indemnify, fully defend, save and hold harmless HFMI and any of its directors or officers (the "HFMI Indemnified Group") from and against all Damages, asserted against, resulting to, imposed upon or incurred by the HFMI Indemnified Group or any member thereof, directly or indirectly, by reason of or resulting from any inaccuracy in, or a breach of, any representation, warranty, covenant or agreement of Newco contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach;

       (b) Each matter for which Newco has agreed to provide indemnification pursuant to Section 10.4(a) hereof is hereinafter referred to individually as a "Claim" and collectively as the "Claims".

       Section 10.5. Conditions of Indemnification. The obligations and liabilities of any party to indemnify any other party under Sections 10.3 and
10.4 hereof with respect to Claims shall be subject to the following terms and conditions:

       (a) The party to be indemnified (the "Indemnified Party") will give the other party or parties (the "Indemnifying Party") prompt notice of any such Claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement (provided that the delay to notify the Indemnifying Party promptly shall not relieve such Indemnifying

Party of its obligations under this Article X except to the extent that the failure to so notify adversely and materially prejudices the Indemnifying Party's ability to defend such Claim).

       (b) The Indemnifying Party may elect to undertake the defense of any Claim with respect to which indemnification is sought by the Indemnified Party by representatives chosen by it reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days from delivery of the notice pursuant to
Section 10.5(a) (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so and the Indemnified Party shall cooperate in the compromise of, or defense against, any such asserted liability. In such case, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party, within such 30-day period after notice of any such Claim, fails to so defend, the Indemnified Party will have the right to assume the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. If, in the opinion of counsel to an Indemnified Party, the interests of the Indemnified Party and the Indemnifying Party with respect to any Claim are conflicting, the Indemnified Party shall be entitled to undertake the defense of such Claim at the expense of the Indemnifying Party.

       (c) The notice referred to in Section 10.5(a) hereof shall set forth the details of the Claim (including the amount, estimated, if necessary, of the asserted Damages) and the specific provisions of this Agreement relating thereto.

       (d) Anything in this Section 10.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than solely as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

       Section 10.6. Limitation on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement, no indemnification payment for any Damages shall be made by HFMI or Newco, as the case may be, pursuant to Section 10.3(a)(ii) or 10.4 hereof, respectively, except to the extent that the amounts which would otherwise be payable pursuant to either such Section relating to such Damages aggregate at least $50,000 (the "Minimum Amount"), and such Minimum Amount shall be deducted from the aggregate amount payable under Section 10.3(a)(ii) or 10.4, as the case may be, with respect to Damages payable pursuant to such sections of this Agreement.

                                  ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

       Section 11.1. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

       Section 11.2. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and are not meant in any way to affect the meaning or interpretation of this Agreement.

       Section 11.3. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered by facsimile, hand or air courier or sent by certified or registered mail, postage prepaid, addressed as follows:


       If to HFMI, to:

            1180 Upper Hembree Road
            Roswell, Georgia  30076
            Attention:  Harry Blazer
            Telecopier:  (770) 664-4920

       Copy to:

            Alston & Bird
            One Atlantic Center
            1201 West Peachtree Street
            Atlanta, GA  30309
            Facsimile:  (404) 881-7777
            Attention:  John Latham, Esq.

or:

       If to Newco, to:

            HFMI Acquisition Corporation
            14103 Denver West Parkway
            Golden, Colorado  80401
            Attention: Saad J. Nadhir
            Telecopier:  (303) 771-4860


or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date delivered, if by hand or air courier, and five days following the date of mailing if mailed.

       Section 11.4. Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       Section 11.5. Complete Agreement. This Agreement, including the Disclosure Schedule, the schedules and any other documents specifically referred to herein, and the Related Agreements contain the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto. There are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein.

       Section 11.6. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

       Section 11.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or their respective successors or assigns, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

       Section 11.8. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than HFMI and Newco and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to HFMI or Newco.

       Section 11.9. Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

       Section 11.10. Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

       Section 11.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a schedule, section, exhibit or annex, such reference shall be to a schedule, section of or exhibit or annex to this Agreement unless otherwise indicated. All capitalized terms used without definition in any such schedule, section, exhibit or annex shall have the meaning assigned to them in this Agreement and any capitalized terms used without definition in this Agreement shall have the meanings assigned to them in such schedules, exhibits and annexes. Where the reference "hereby" or "herein" appears in this Agreement, such reference shall be deemed to be a reference to this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

       Section 11.12. Brokers, Finders. HFMI and Newco will each hold the other harmless from, and pay and discharge, any claims for liabilities for brokerage commissions or finder's or investment banker's fees incurred by reason of any action on their or its behalf.

       Section 11.13. Governing Law. This Agreement shall be governed by the laws of the State of Georgia (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

       SECTION 11.14. JURISDICTION AND WAIVER. THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND CONSENT TO THE JURISDICTION OF, THE COURTS OF GEORGIA. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO (I) A TRIAL BY JURY OR
(II) ANY PUNITIVE OR EXEMPLARY DAMAGES THAT MAY OTHERWISE BE AWARDED, IN CONNECTION WITH ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 10.13.

       IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, as of the day and year first above written.



                                           HARRY'S FARMERS MARKET, INC.


                                           By /s/ Harry A. Blazer
                                             --------------------------
                                             Name: Harry A. Blazer
                                             Title: Chairman, President and
                                                    Chief Executive Officer

                                           HFMI ACQUISITION CORPORATION


                                           By /s/ Saad J. Nadhir
                                             --------------------------
                                             Name: Saad J. Nadhir
                                             Title: Chairman, President and
                                                    Chief Executive Officer